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                                                                     EXHIBIT 8.1

       [LETTERHEAD OF WOMBLE CARLYLE SANDRIDGE & RICE PLLC APPEARS HERE]


                                 July 12, 1999

Premier Bancshares, Inc.
2180 Atlanta Plaza
950 East Paces Ferry Road
Atlanta, Georgia 30326

     Re: Registration Statement on For S-4 (the "Registration Statement") with respect to shares issued pursuant to the Agreement and Plan of Reorganization by and between Premier Bancshares, Inc. ("Premier") and North Fulton Bancshares, Inc. ("North Fulton") dated as of April 6, 1999 (the "Reorganization Agreement")

Ladies and Gentlemen:

     We have acted as counsel to Premier in connection with the registration of 2,037,743 shares of its Common Stock, par value $1.00 per share (the "Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by Premier with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)
(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Reorganization, North Fulton, a Georgia banking corporation, will merge into Premier, pursuant to Georgia law, and each outstanding share of North Fulton Common Stock is to be converted into a number of shares of Premier Common Stock determined under a formula in the Reorganization Agreement. Cash will be paid in lieu of issuance of fractional shares. North Fulton shareholders are entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Reorganization Agreement, the Registration Statement and certificates dated June 8, 1999, updated until and through the date of Closing, in which officers of North Fulton and officers of Premier make certain representation on behalf of North Fulton and Premier regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

     In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are correct as of the date of this opinion and as of the Effective Time, and any representation or statement made "to the best of knowledge" or similarly qualified is correct without
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such qualification. We have further assumed that any act that the parties have represented that they have no plan or intent do so or cause will not occur in connection with the Merger. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the merger will be consummated in accordance with the Reorganization Agreement, and (b) North Fulton's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the North Fulton Common Stock.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

     (1) The Reorganization will constitute a "reorganization" within the meaning of Section 368 of the Code.

     (2) No gain or loss will be recognized by Premier or by reason of the Merger.

     (3) No gain or loss will be recognized by the shareholders of North Fulton upon the receipt of Premier Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of North Fulton Common Stock.

     (4) A shareholder of North Fulton who receives cash in lieu of a fractional share of Premier Common Stock will recognize gain as if the fractional share has been received and then redeemed for cash equal to the amount paid by Premier in respect of such fractional share.

     (5) The aggregate tax basis of the shares (including any fractional share interest) of Premier Common Stock received by shareholders of North Fulton who exchange all of their North Fulton Common Stock solely for shares (including any fractional share interest) of Premier Common Stock in the Reorganization will be the same as the aggregate tax basis of the shares (including any fractional share interest) of North Fulton Common Stock surrendered in exchange therefor.

     (6) The holding period of the shares (including any fractional share interest) of Premier Common Stock received in the Reorganization will include the period during which the shares (including any fractional share interest) of North Fulton Common Stock surrendered in exchange therefor were held, provided such shares (including any fractional shares interest) of North Fulton Common Stock were held as capital assets at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of North Fulton Common Stock do not apply to any stock rights, warrants or opinions to acquire North Fulton
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Common Stock and do not apply to stock received in return for services either directly or through the exercise of options. The opinions stated as to the North Fulton shareholders are general in nature and do not necessarily apply to any particular North Fulton shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired North Fulton Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY -The Merger-Material Federal Income Tax Consequences," "THE Merger-The Merger Agreement-Conditions to the Merger," "THE Merger-Material Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we do not consent to be named in the Registration Statement under the foregoing heading and to the filing of a copy of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company

                              /s/ Steven B. Drucker

                              Steven B. Drucker
SBD/mlb